U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

GRANT                                 W.                KING III
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

225 SILVER SPRING RD.
--------------------------------------------------------------------------------
                                    (Street)

FAIRFIELD                             CT                068244
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

GASCO ENERGY, INC. (GASE)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

02/10/03

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

02/10/03
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

              Executive Vice President and Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                            5.
                                                                                            Amount of      6.
                                                            4.                              Securities     Owner-
                       2.         2A.                       Securities Acquired (A) or      Beneficially   ship
                       Trans-     Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                       action     Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                       Date       Date, if any Code         ------------------------------- Reported       (D) or    Indirect
1.                     (Month/    (Month/      (Instr. 8)                  (A)              Transaction(s) Indirect  Beneficial
Title of Security      Day/       Day/         ------------  Amount         or      Price   (Instr. 3      (I)       Ownership
(Instr. 3)             Year)      Year)        Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK                                                                                 230,000        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                     SEC 1474 (9-02)
                                                                                                                         Page 1 of 2

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



                                                                        5.                                       7.
                                                                        Number of                                Title and Amount
                                                                        Derivative      6.                       of Underlying
                                                             4.         Securities      Date                     Securities
                    2.                          3A.          Trans-     Acquired (A)    Exercisable and          (Instr. 3 and 4)
                    Conver-                     Deemed       action     or Disposed     Expiration Date          ----------------
1.                  sion or       3.            Execution    Code       of(D)           (Month/Day/Year)                   Amount
Title of            Exercise      Trans-        Date,        Instr.     (Instr. 3,      ---------------------              or
Derivative          Price of      action Date   if any       8)         4 and 5)        Date        Expira-                Number
Security            Derivative    (Month        (Month/      ------     ------------    Exer-       tion                   of
(Instr. 3)          Security      Day/Year)     Day/Year)    Code V      (A)    (D)     cisable     Date         Title     Shares
------------------------------------------------------------------------------------------------------------------------------------

OPTION TO BUY       $3.00                                                               6-22-01     6-22-06      COMMON    100,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $3.00                                                               9-22-01     9-22-06      COMMON     25,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $3.00                                                               12-22-01    12-22-06     COMMON     25,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $3.00                                                               3-22-02     3-22-07      COMMON     25,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $3.00                                                               6-22-02     6-22-07      COMMON     25,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $3.15                                                               9-22-02     9-22-07      COMMON     25,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $3.15                                                               12-22-02    12-22-07     COMMON     25,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $3.15                                                               3-22-03     3-22-08      COMMON     25,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $3.15                                                               6-22-03     6-22-08      COMMON     25,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $2.00                                                               12-31-01    12-31-11     COMMON    137,000
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
SERIES B PREFERRED  $0.70                                                               02-07-03                 COMMON     62,857
STOCK                                                                                                            STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $1.00         02-10-03                   A           33,335         06-10-03    06-10-08     COMMON     33,335
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $1.00         02-10-03                   A           33,333         10-10-03    10-10-08     COMMON     33,333
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $1.00         02-10-03                   A           33,333         02-10-04    02-10-09     COMMON     33,333
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $1.00         02-10-03                   A           33,333         06-10-04    06-10-09     COMMON     33,333
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $1.00         02-10-03                   A           33,333         10-10-04    10-10-09     COMMON     33,333
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY       $1.00         02-10-03                   A           33,333         02-10-05    02-10-10     COMMON     33,333
                                                                                                                 STOCK
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


[TABLE CONTINUED BELOW]

[CONTINUATION OF TABLE FROM ABOVE]

                 9.               10.
                 Number of        Ownership
                 Derivative       Form of
                 Securities       Derivative
                 Beneficially     Securities        11.
8.               Owned            Beneficially      Nature
Price of         Following        Owned Follow-     of Indirect
Derivative       Reported         ing Reported      Beneficial
Security         Transaction(s)   Transactions      Ownership
(Instr.5)        (Instr. 4)       (Instr. 4)        (Instr. 4)
--------------------------------------------------------------------
(1)              100,000             D
--------------------------------------------------------------------
(1)               25,000             D
--------------------------------------------------------------------
(1)               25,000             D
--------------------------------------------------------------------
(1)               25,000             D
--------------------------------------------------------------------
(1)               25,000             D
--------------------------------------------------------------------
(1)               25,000             D
--------------------------------------------------------------------
(1)               25,000             D
--------------------------------------------------------------------
(1)               25,000             D
--------------------------------------------------------------------
(1)               25,000             D
--------------------------------------------------------------------
(1)              137,000             D
--------------------------------------------------------------------
440.00             100               D
--------------------------------------------------------------------
(1)               33,335             D
--------------------------------------------------------------------
(1)               33,333             D
--------------------------------------------------------------------
(1)               33,333             D
--------------------------------------------------------------------
(1)               33,333             D
--------------------------------------------------------------------
(1)               33,333             D
--------------------------------------------------------------------
(1)               33,333             D
--------------------------------------------------------------------

--------------------------------------------------------------------

Explanation of Responses:

(1) THESE OPTIONS WERE ISSUED AS COMPENSATION.



/s/ W. KING GRANT, III                                        April 3, 2003
---------------------------------------------            -----------------------
            W. King Grant, III
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                     Page 3 of 3